Exhibit 10.96

8 December 2010

Mr. Steven G. Stewart

10653 S. River Front Parkway, Suite 300

South Jordan, UT 84095

Re:	Employment Transition Agreement

Dear Steve:

We have agreed to a plan for your retirement from Headwaters Incorporated (“Headwaters” or the “Company”). The Company has requested your assistance in effecting a smooth transition of your duties and responsibilities as the Chief Financial Officer of the Company to your successor. This letter agreement (this “Agreement”) sets forth the terms of employment transition between you (“you” or “Executive”) and the Company effective as of the date of this Agreement (“Effective Date”) and supersedes the terms of your employment agreement with the Company dated 26 October 2007 (the “Prior Agreement”) and the Change in Control agreement between you and the Company dated 4 September 2007 (the “Change in Control Agreement”).

1. Scope of Transition Employment.

(a) Executive will continue his current duties as Chief Financial Officer while Headwaters completes a search and selection process for a successor Chief Financial Officer (the “CFO Period”). Effective upon Headwaters employment of a successor Chief Financial Officer, Executive will be appointed as the Director of Finance for a period ending 30 months after the CFO Period, or 30 June 2013, whichever is later (the “DoF Period”).

(b) As Chief Financial Officer, Executive will continue to report to the Chief Executive Officer, perform all duties consistent with the position of Chief Financial Officer, and devote Executive’s full business efforts and time to the Company. As Director of Finance, Executive will report to the successor Chief Financial Officer to work on such projects as determined by the Chief Executive Officer or Chief Financial Officer of the Company. As part of Executive’s duties as the Director of Finance, Executive will assist in the transition of the duties and responsibilities to the successor Chief Financial Officer. If and when requested by the Company, Executive’s duties shall include, but not limited to the following: 1) providing assistance for the resolution of issues related to the various business segments, 2) providing historical perspective to various agreements, contracts, SEC documents, etc., 3) providing assistance in compliance with Sarbanes-Oxley, 4) providing assistance in reviewing financial statements, 5) providing continuity to the investment community, and 6) providing assistance as needed in acquisitions and financings of the Company. During Executive’s service as Director of Finance, Executive’s work schedule and location will be flexible. Performance of these duties will require such services for a period of time equal to the greater of (i) approximately forty percent (40%) of the level of service he had performed as a full time employee, or (ii) such period of time as may be necessary to ensure that the Executive has not incurred a “separation from service” pursuant to Section 409A of the Code, but not more than fifty percent (50%) of Executive’s time on an annual basis, in a manner that best suits Executive and the Company. In the position of Director of Finance, Executive will not have policy-making authority and will not be considered to be an “officer” for purposes of Section 16(a) of the Securities Exchange Act of 1934, and rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder. This Agreement is personal to Executive and Executive may not assign or delegate any of Executive’s rights or obligations hereunder.

(c) During the CFO Period, without the prior written approval of the Chief Executive Officer, Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other entity or as a shareholder owning more than five percent of the stock of any other corporation; provided, that during Executive’s employment, Executive may continue to serve on the board of directors where he currently serves as of the Effective Date; and further provided, that Executive may devote a reasonable amount of time to charitable, educational, civic, political, personal investment and family business activities so long as such activities do not materially conflict with the performance of his duties under this Agreement. The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his employment.

(d) The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with or in conflict with his obligations under this Agreement.

(e) In the event of the occurrence of a Change in Control as described in Change of Control Agreement, Executive’s Options (or any substituted stock options) or other stock awards shall, immediately prior to the effective date of a Change in Control, vest in full and if applicable, become fully exercisable to the extent not previously vested or exercisable, and shall (notwithstanding the provisions of the applicable stock award agreements for the exercisable stock awards) be continued, assumed or substituted for by the Company or its successor or assign and the continued or assumed Options or substitute options shall continue to be exercisable for a period of twenty-four (24) months following the termination of the employment of the Executive under this Agreement or until the Expiration Date stated in Executive’s grant notices for such stock awards, whichever period is shorter.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive as compensation for his services an annual base salary at the rate of $304,685 per year during the CFO Period and to June 30, 2011, and thereafter an annual base salary at the rate $120,000 per year for the remainder of the term of this Agreement, all in accordance with standard Company payroll procedures, subject to normal payroll deductions and deductions authorized by Executive.

(b) Short Term Incentive Bonus. The Executive shall be eligible to participate in the annual Short Term Incentive Bonus Plan for corporate executives of the Company granted by the Compensation Committee as follows: The Short Term Incentive Bonus for the year ending September 30, 2010 shall be $80,000 (a portion of which was paid as of November 12, 2010). The Short Term Incentive Bonus for the year ending September 30, 2011 shall be one-fourth (1/4) of the 2011 annual bonus amount paid to the successor Chief Financial Officer of Headwaters. Any and all awards will be approved by the Compensation Committee.

(c) Long Term Incentive Compensation. The Executive shall be eligible to participate in long term cash and equity incentive plan awards for corporate executives of the Company granted by the Compensation Committee as follows: The Long Term Incentive Compensation (“LTIC”) award for November 2010 to the Executive was 12,658 performance units, 6,329 shares of restricted stock, and 10,375 stock appreciation rights (the “November 2010 Awards”). The November 2010 Awards are subject to the terms and conditions of applicable plans and standard Headwaters’ grant documents, except that the 2013 vesting for the November 2010 Awards shall be on June 30, 2013; provided that performance measurement and payment dates shall be on such dates applicable to other executives of the Company.

(d) Deferred Compensation Plan Account Contribution and Transition Payment. Subject to the Executive’s continued employment through the end of the CFO Period (subject to Section 6(b)), the Company shall (1) contribute on 15 January 2011 or the end of the CFO Period, whichever is later, the amount of $350,000 to the Executive’s Annual Account under the Headwaters Deferred Compensation Plan (“HDCP”) as the full Company Contribution Amount for the applicable Plan Year, which amount shall be payable under the Annual Installment Method over five (5) years beginning July 1, 2013 consistent with the Executives current HDCP election and pursuant to Section 6.2(a) of the Deferred Compensation Plan; and (2) pay Executive on or about January 15, 2011 $630,000 in accordance with standard Company payroll procedures, subject to normal payroll deductions and deductions authorized by the Executive.

3. Vacation and Employee Benefits. During his employment under this Agreement, Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time. The Executive shall be eligible to participate in the employee benefit plans maintained by the Company from time to time, including life, medical, disability, and dental insurance plans, 401(k) plan, and employee stock purchase plan, subject to the terms and conditions of the applicable plan, and subject to the determinations of any person or committee administering such plan. At the termination of this Agreement other than for Cause, as defined below, the Company will continue to provide Executive and his current spouse with medical insurance for 90 days beyond the date that Executive and spouse become Medicare eligible, or such earlier date as Executive and his spouse are actually covered by Medicare. Executive and spouse may elect and pay to continue medical insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the end of employment in accordance with regular Company policy. The period during which medical insurance is continued by the Company pursuant to this provision will not delay the commencement of the COBRA coverage period.

4. Business Expenses. During his employment, Executive shall be entitled to reimbursement by the Company for such customary, ordinary, and necessary business expenses as are incurred by him in the performance of his duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this section 4 shall be reimbursed only upon presentation by the Executive of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties in accordance with the Company’s policies.

5. Employment at Will. The Executive’s employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment and this Agreement at any time for any reason, with or without cause. Termination by the Company or by the Executive shall be made in writing.

6. Termination of Employment.

(a) Termination for any Reason. In the event that the Executive’s employment with the Company is terminated for any reason (including Cause, as defined below), then the Executive (or his estate, if applicable) shall be entitled to payment of accrued but unpaid salary and allowable expenses under sections 2(a) and 4 through the date of the termination of his employment. In addition, the Company will pay the Executive any amounts and provide any benefits under section 3 to which the Executive is entitled under any Company benefit plan as of his termination of employment in accordance with the provisions of such plan.

(b) Termination Without Cause or for Good Reason. In the event that the Executive’s employment is terminated by the Company without Cause or is terminated by the Executive for Good Reason during the term of this Agreement, then, in addition to amounts payable under section 6(a), provided that the Executive executes and delivers within forty-five (45) days of termination (or such shorter period as the Company may require) an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit A (the “Release”), and subject to section 8 of this Agreement and the Executive’s compliance with the provisions of sections 9 and 11 of this Agreement, Executive (or his estate, if applicable) shall be entitled to a cash lump sum payment on the sixtieth (60th) day following termination of employment equal to the aggregate unpaid amount that would have been payable in cash under sections 2 (a), (b), (c), and (d) had the Executive continued employment through the date that is thirty (30) months after the end of the CFO Period (if termination occurs after the end of the CFO Period) or 30 June 2013, whichever is later; provided that notwithstanding the foregoing, the final determination of eligibility and calculation and payment of awards, if any, under the terms of the plans and programs described in sections 2(b) and (c) shall either be provided in this Agreement or made on the dates otherwise provided under those plans and programs as if Executive had continued to be employed through such dates.

7. Definitions.

(a) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean:

(1) engaging in willful misconduct against the Company that is materially injurious to the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of the Company shall not constitute willful misconduct for purposes of this clause (1);

(2) engaging in any activity that is a conflict of interest or competitive with the Company;

(3) engaging in any act of fraud or dishonesty that is materially injurious to the Company or any of its affiliated companies or any material breach of federal or state securities or commodities laws or regulations;

(4) engaging in an act of assault or other acts of violence in the workplace;

(5) repeated harassment of any individual in the workplace based on age, gender, or other protected status or class or violation of any policy of the Company regarding harassment that is materially injurious to the Company or any of its affiliated companies; or

(6) conviction, guilty plea or plea of nolo contendere for any felony crime;

(7)

provided, however, that upon the Chief Executive Officer or the General Counsel of the Company obtaining knowledge of any of the foregoing conditions, the Company must provide written notice to the Executive of the existence of any of the foregoing conditions (1) through (6) within sixty (60) days of the knowledge of the existence of the condition, and if the Executive has the ability and in fact cures the condition and harm caused thereby within thirty (30) days following the written notice, Cause shall be deemed not to exist.

(b) Definition of “Good Reason”. For all purposes under this Agreement, “Good Reason” shall mean any one of the following without the Executive’s consent:

(1) a demotion or any action by the Company which results in material diminution of the Executive’s position, reporting relationship, authority, duties or responsibilities (other than changes permitted by this Agreement or any insubstantial action not taken in bad faith);

(2) a requirement that the Executive report to work more than 50 miles from the Company’s existing headquarters (not including normal business travel required of the Executive’s position);

(3) a material reduction in the Executive’s base salary or benefits (unless such reduction in base salary or benefits applies generally to executives of the Company); or

(4) a material breach by the Company of its obligations hereunder;

provided, however, that the Executive must provide written notice to the Chief Executive Officer or General Counsel of the Company of the existence of any of the foregoing conditions (1) through (4) within sixty (60) days of the initial existence of the condition, and if the Company cures the condition within thirty (30) days following the written notice, or if the Executive fails to terminate employment within six (6) months following the initial existence of the condition constituting Good Reason, Good Reason shall be deemed not to exist.

(c) Definition of “Restricted Period”. For all purposes under this Agreement, “Restricted Period” means the period of twenty-four (24) months following termination of the Executive’s employment or service with the Company.

8. Code Section 409A Compliance.

(a) To the fullest extent applicable, amounts and other benefits payable under this Agreement, and amounts and benefits payable under any other agreements or plans referenced in this Agreement, are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. In this regard, each payment under Section 6(b) of this Agreement shall be deemed a separate payment for purposes of Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “specified employee” as determined by the Compensation Committee on the date of “separation from service” (as such terms are defined for purposes of Code Section 409A), and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of such separation from service constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Executive and the Company may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this Section 8 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, the provisions of this Agreement which require the commencement of payments subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company as defined for purposes of Code Section 409A.

(c) To the extent the Company is required pursuant to this Agreement to reimburse fees or expenses incurred by the Executive, and such reimbursement is taxable as compensation to the Executive, the Company shall reimburse any such eligible fees or expenses no later than 2 1/2 months after the end of the calendar year in which the fees or expenses were incurred (or if later, 2 1/2 months after the end of the Company’s taxable year in which the fees or expenses were incurred), subject to any earlier required deadline for payment otherwise applicable under this Agreement. Notwithstanding any contrary provision herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(d)

9. Employment and Post-Termination Covenants. By accepting the terms of this Agreement, and as a condition for the termination payments and benefits described in section 6, the Executive hereby agrees to the following covenants in addition to any obligations the Executive may have by law and makes the following representations:

(a) Confidentiality. The Executive acknowledges that, in connection with his employment by the Company, the Executive will have access to trade secrets of the Company and its affiliated companies and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company by third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of the Executive’s actions in violation of this Agreement; (ii) is or becomes available to the Executive from a source (other than the Company or its affiliated companies) that the Executive reasonably believes is not prohibited from disclosing such information to the Executive by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company or its affiliated companies, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) the Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge the Executive has acquired unrelated to any specific proprietary information relating to the Company. The Executive further acknowledges that the Company’s Confidential Information has economic value by virtue of the fact that it is not generally known by Competitors (as defined below) or in the industry at large. The Executive therefore covenants and agrees that, both during and after the term of his employment with the Company, he will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing his duties hereunder) or use any Confidential Information for his own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. The Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by the Executive in the course of his employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Executive shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, the Executive hereby sells and assigns all right, title and interest in and to all such Intellectual Property to the Company, and the Executive covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. The Executive’s obligation under this Section 9(b) to assign to the Company inventions created or conceived by him shall not apply to an invention that he developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by him for the Company.

(c) Non-Solicitation. The Executive agrees that during the Restricted Period, he shall not solicit the services or employment or engage the services or employ anyone who is then (or who was within the six months prior thereto) an employee of the Company or its affiliated companies.

(d) Non-Competition. The Executive acknowledges and agrees that, by virtue of his position with the Company, and the sensitive nature of the Confidential Information, business strategies and plans to which he has been and will be privy during the course of his employment, his work for a Competitor of the Company after leaving the Company’s employ would pose a material threat to the Company’s competitive position. Moreover, the Executive acknowledges and agrees that it would be impossible for him to segregate his knowledge of the Company’s Confidential Information from his memory, such that he could guarantee that he would not be making use of, whether intentionally or unintentionally, directly or indirectly, such knowledge in the course of his work for a Competitor. Given this understanding, the Executive agrees that there must be a period of time following the termination of his employment or service with the Company during which he must not work for a Competitor, in order to ensure the protection of the Company’s Confidential Information. The Executive agrees that the Restricted Period is reasonable and necessary to accomplish this protection, and accordingly, during the Restricted Period, the Executive agrees not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any business that competes anywhere in the United States with any activity of the Company or its affiliates conducted at any time during the two years prior to termination, or conducted during the six months period following the termination, as a result of plans initiated prior to such termination, including acquisitions (collectively, “Competitors”).

(e) Authorization to Work for the Company. The Executive represents that he is legally authorized to work in the United States and that his employment with the Company shall not constitute a violation of any contractual or other legal obligation he may have to another entity or employer.

(f) Return of Company Property. Upon the termination of the Executive’s employment or service with the Company, or as earlier requested by the Company, the Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property in the Executive’s possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). The Executive agrees to conduct a good faith and diligent search of the Executive’s belongings in advance of the aforementioned deadline to ensure the Executive’s compliance with the provisions of this Section 9.

(g) Consequences of Breach. The Executive agrees that the restrictions specified in this Section 9 are reasonable and necessary to protect the Confidential Information and goodwill of the Company and its affiliated companies and are intended to operate for the entire period specified and within the geographical area specified above. The Executive further agrees that abiding by the restrictions specified in this Section 9 will not materially impinge in his ability to make a living and to support himself and his family. The Executive further acknowledges and agrees that the Executive will not object to the Company or its affiliated companies, or any of their respective successors in interest, defending the enforceability of this Section 9. The parties to this Agreement agree that (i) if the Executive breaches the provisions set forth in this Section 9, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, (ii) if the Executive is in breach of any provision of this Section 9 or threatens a breach of any provision of this Section 9, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 9. The Executive further acknowledges that he is voluntarily and knowingly agreeing to the post-termination restrictions described in this Section 9 in consideration of the termination payments and benefits described in Section 6, and that the Company shall have no obligation to provide such termination payments or benefits if the Executive breaches any provision of this Section 9.

10. Binding on Successors. This Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes the Executive’s employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this Agreement.

11. Arbitration. The parties agree that any future disputes between the Executive and the Company under this Agreement including but not limited to disputes relating to the Release shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 11(g) below.

(a) The complainant shall provide the other party a written statement of the claim. Such statement shall identify any supporting witnesses or documents and the relief requested.

(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company; provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the International Company of Conflict Prevention and Resolution (“CPR”), including any provisions thereof pertaining to discovery. If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the CPR.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in Section 11(a) violates the complainant’s rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 11(g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release.

(e) The Company shall pay for the arbitrator’s fees, while each party shall pay its own attorneys’ fees.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 11(a) and (b) above.

(g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and the Release, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that the Executive may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held at a location within Salt Lake City, Utah, unless the parties mutually agree to a different location for the arbitration.

(i) If the Executive wishes to contest or dispute a termination for Cause by the Company, or any failure to make payments claimed to be due hereunder, the Executive must give written notice of such dispute within ninety (90) calendar days of receiving a notice of termination. The Executive may, at either the Executive’s or the Company’s option, be suspended from all duties during the pendency of such a contest or dispute. If the Executive prevails in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under section 6(b) as of the date of termination after adjustments for amounts already paid.

12. Indemnification. The Company has entered into an indemnification agreement with the Executive, which agreement is incorporated by reference.

13. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

14. Choice of Law and Severability; Jurisdiction and Venue. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah irrespective of any conflicts of law analysis. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. Subject to the mandatory arbitration provided in Section 9 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Salt Lake City, Utah.

15. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to the terms and conditions of the Executive’s employment with the Company and the Executive’s anticipated termination of employment and supersedes all prior agreements with respect thereto, including without limitation the Prior Agreement and the Change in Control Agreement; provided, however, that the indemnification agreement shall remain in effect and shall not be superseded by this Agreement except as expressly provided herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning the Executive’s rights to any compensation, equity, or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both the Executive and an authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile or photocopied signatures shall be deemed as effective as original signatures.

(d) Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of this 8th day of December 2010.

EXECUTIVE

/s/ Steven G. Stewart
Steven G. Stewart

HEADWATERS INCORPORATED

By:	/s/ Kirk A. Benson
Kirk A. Benson
Chief Executive Officer

EXHIBIT A

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of (i) any indemnification rights the Executive has pursuant to the Company bylaws, agreements, or Board of Director resolutions in effect on the date of this Release and any fiduciary insurance plans in effect on the date of this release or thereafter, (ii) any payments in connection with this Agreement or the Change in Control Agreement, or (iii) the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements). Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Company agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive, liability for which the Company would otherwise be obligated to indemnify the Executive under Delaware law, the Certificate of Incorporation of the Company, the bylaws of the Company, or the Executive’s indemnification agreement with the Company by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Company’s Release”), provided that (i) Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interest of the Company, and shall not have engaged in willful misconduct or breach of an agreement with the Company; and (ii) the Company’s Release shall not extend to any acts or omissions of the Executive for which the Company would be prohibited from indemnifying the Executive under Delaware Law, the provisions of the Certificate of Incorporation, or the Bylaws of the Company then in effect or which would excuse, negate, or invalidate the obligations of the insurer under any director and officer liability policy procured by the Company and covering the Executive.

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